Exhibit 10.17

AGREEMENT

AGREEMENT by and between Manning & Napier Advisors, Inc., a New York Corporation, with its principal office at 290 Woodcliff Drive, Fairport, New York 14450 (as defined in section 5 below, “M&N”) and James Mikolaichik residing at 15 Minuteman Rd. Medfield, MA 02052 (“EMPLOYEE”).

RECITALS

In the course of developing its investment advisory business, M&N and its affiliates have developed forms of organization, business processes, procedures, computer software, investment strategies, screens and pricing disciplines, and other aspects of its business (collectively referred to as “procedures”) which it considers, and EMPLOYEE acknowledges, to be proprietary and/or distinctive within its businesses. Many of these procedures have been created and refined over a period of many years, at considerable cost, and in some cases may not change for a period of many years. M&N seeks to protect its distinctive and proprietary procedures from competitors by obtaining from EMPLOYEE herein various noncompetition and nondisclosure agreements, which EMPLOYEE acknowledges are reasonably necessary for the protection of the interests of M&N and its affiliates. EMPLOYEE hereby and freely agrees that:

1. M&N employs EMPLOYEE, effective Sep. 12, 2011, in the capacity and upon the terms described in this Agreement. EMPLOYEE agrees to provide a professional and competitive effort in selling and servicing the present and future investment, trust and custody business services of M&N and its affiliates, subject to the control of M&N, in territories defined by M&N and to serve M&N diligently, according to the best of his/her ability, in all respects. EMPLOYEE shall devote his/her full efforts to marketing the services of M&N and its affiliates and shall not own any interest in any outside business (apart from interests representing less than 5% of the outstanding shares of any publicly traded company) nor engage in expectation of compensation or profit in any other professional activities outside of M&N or any of its affiliates (including, but not limited to: investment research, advice and discretionary management; custody and trust administration; wealth and risk management services), whether pre-existing to this Agreement or otherwise, without the prior written consent of M&N. Any and all licenses to conduct business shall be maintained with M&N or an affiliate unless the prior written consent of M&N has been obtained to do otherwise.

2. EMPLOYEE shall be entitled to participate in any M&N benefit program, subject to restrictions, waiting periods, etc. EMPLOYEE understands that M&N, in its sole discretion, may change the terms of the commission, bonus, draw, benefits, sales territory, and any other aspect of EMPLOYEE’S employment or may terminate the employee at will. The parties mutually and freely acknowledge that any future changes made by M&N to any portion of EMPLOYEE’S total compensation package or other terms of employment will not constitute a breach of the terms of this Agreement.

3. EMPLOYEE agrees to sell and service all products and services of M&N and its affiliates at fee rates fixed or authorized by M&N. All accounts obtained through the efforts of EMPLOYEE are subject to acceptance by M&N, as applicable.

4. EMPLOYEE acknowledges that M&N retains sole discretion and authority to establish and change sales or service policy — including the computation of bonuses, commissions or other forms of compensation — such matters within M&N’s sole discretion and authority to include, without limitation: the establishment of, and changes to, sales territories; minimum account size; minimum fees; relationships with consultants, brokers, and/or solicitors; relationships with custodians and/or trustees; fee priority assigned to specific sales or service activities. EMPLOYEE further acknowledges that, depending upon the objectives of M&N and the conditions of the marketplace, M&N may, in its sole discretion, change such sales or service policies for individual circumstance. The parties mutually and freely acknowledge that such changes as may be made in the future will not constitute a breach of any of the terms of this Agreement. Changes to policies (including computations of bonuses, commissions or other forms of compensation) shall be effective upon M&N sending a memorandum to EMPLOYEE at his/her office or home address.

5. EMPLOYEE will not disclose or use for EMPLOYEE’S own benefit or for the benefit of any other person or entity any nonpublic confidential information, knowledge or data of or regarding M&N or any of its affiliates (for convenience hereinafter collectively referred to as “M&N” to include, but not limited to, Exeter Trust Company (“ETC”), Exeter Advisors, Inc. (“EA”), Manning & Napier Advisory Advantage Corporation (“AAC”), Manning & Napier Investor Services, Inc. (“MNBD”), Manning & Napier Fund, Inc. (“MNF”), and other affiliates existing or yet to be established) including, without limitation, its or their business or investment methodologies, investment technology, procedures, programs, source codes, client lists, all information and files relating to clients, prospect lists, transaction listings, shareholder information, contract forms, marketing information, prices, product strengths and weaknesses, future developments or plans, and books, records and files. EMPLOYEE acknowledges and agrees that the information, knowledge and data above are confidential, are not otherwise available and are provided to EMPLOYEE by virtue of his/her employment by M&N solely to enable him/her to perform his/her duties as an employee. Upon termination of his/her employment with M&N, EMPLOYEE will deliver to M&N all copies thereof as well as any investment strategy descriptions, screens, research procedures manuals, operations and/or marketing procedures manuals, Statements of Investment Objectives, marketing brochures, and other materials of M&N or of any of its affiliates which may be in his/her possession. EMPLOYEE will not retain but will deliver to M&N any other documents, including copies, relating to the information, knowledge or data described above.

6. All inventions, discoveries, trade secrets, ideas, improvements, innovations or developments, and other intellectual property, whether patentable or not, relating to the existing or proposed business or products of M&N, conceived, generated or reduced to practice by or worked on by EMPLOYEE, alone or in combination with others, whether or not during working hours, during his/her employment by M&N, shall be the exclusive property of M&N. EMPLOYEE shall execute and deliver to M&N all assignments and other documents, and take all other action reasonably requested by M&N, at M&N’s expense, during or subsequent to his/her employment with M&N, to vest title in any such inventions or other intellectual property in M&N and/or to obtain patents, trademarks or copyrights therefore. I understand that the theft of any such inventions, trade secrets or other intellectual property can result in termination of employment as well as criminal prosecution.

7. For a two-year period after termination of his/her employment with M&N, EMPLOYEE will not, either directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of M&N: solicit or canvass, provide services to or do business with, in competition with the business of M&N, a person or entity known by him/her to be or have been a client of M&N (including any AAC Personal Financial Advisor or any of their clients) at the time of his/her employment with M&N.

8. EMPLOYEE shall for a two-year period after termination of his/her employment with M&N, notify M&N promptly of his acceptance of a position as a partner, owner, officer, director, employee, or consultant solely so as to enable M&N to evaluate his/her compliance with Paragraph 7.

9. For five years following the termination of EMPLOYEE’S employment with M&N, EMPLOYEE will not, either directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of M&N, hire, employ, retain, contract, or otherwise engage in business association any person who then is, or has within two years prior thereto been, an employee of or consultant to M&N without the written consent of M&N. EMPLOYEE acknowledges that the foregoing restriction is necessary since many of the strategies and other business plans and techniques of M&N have considerable ongoing value.

10. EMPLOYEE confirms that he/she is familiar with the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisors Act of 1940, all as amended, the applicable rules and regulations promulgated by the Office of Comptroller of the Currency (including without limitation Regulation 9), applicable state securities laws, the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and the rules and regulations thereunder, and with the Code of Ethics (Attached hereto). EMPLOYEE further acknowledges that compliance with applicable federal and state laws, rules and regulations — including, without limitation, applicable provisions of securities, antifraud, and ERISA statutes and/or regulations —

is vital to the business of M&N. EMPLOYEE will at all times (i) conduct himself/herself in accordance with, and will not violate, such laws, rules, regulations, and the Investment Advisor Code of Professional Conduct and Code of Ethics, (ii) not make any statements to prospective or current customers of M&N without a reasonable factual basis therefore and (iii) not omit to make any statement to prospective or current customers necessary to avoid causing any other statements made by him/her to be misleading. EMPLOYEE agrees that any violation of this provision, among others, shall be cause for termination under the terms of this Agreement.

11. EMPLOYEE acknowledges that Paragraphs 5 through 10 of this Agreement — including property rights, confidentiality, provisions, covenants concerning subsequent employment including the non-competition provision of paragraph 7, and duties of care and conduct — are reasonably necessary to protect M&N and its affiliates, that any breach or threatened breach by him/her cannot be remedied solely by recovery of damages and that M&N and its affiliates shall be entitled to injunctive relief against any breach or threatened breach and the recovery of damages and expenses, including, without limitation, reasonable attorneys’ fees and costs incurred as a result of any such breach or threatened breach by EMPLOYEE of these provisions and in seeking any such injunctive relief or remedy. Should M&N commence such an action and not prevail, EMPLOYEE shall be entitled to recovery of his reasonable attorneys’ fees and costs incurred in defending against such action.

12. Rights, benefits and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, any successors and assigns of M&N and/or its affiliates, and the estate and assigns of EMPLOYEE.

13. Any waiver of a breach of, or failure to enforce, any term hereunder shall not operate as a waiver of any other breach, or that of any other term of this Agreement.

14. The provisions of this Agreement are severable such that if any provision is held invalid, the other provisions will remain valid unless specifically held to the contrary. Any provision herein held in any respect to be unenforceable shall be deemed to extend over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

15. (a) This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to any principles of conflicts of laws. (b) Any claim by either party against the other in connection with any provision of this Agreement (including claims for injunctive relief), excluding claims described in subparagraph (c) below, may be prosecuted in the applicable court described below. The venue for any claim or action shall be in a court in Rochester, New York, in the Western District of New York (if in federal court) and in Monroe County, New York (if in state court). Each party consents to the exclusive jurisdiction of the courts in the preceding sentence for the claims or actions specified therein (including actions or claims by affiliates of Manning & Napier Advisors, Inc.) and each agrees that service of process shall be sufficient if sent to the applicable party at the address first specified above, or to such other address as either party shall have designated for such purpose pursuant to paragraph 10 hereof, by registered or certified mail, postage prepaid, return receipt requested. (c) Any claim for damages by one party against the other attributable to a breach of a provision of this Agreement or to any dispute or controversy relating to this Agreement, excluding so-called third party claims related to a pending action, shall be finally resolved through arbitration under the applicable rules of the American Arbitration Association. Any such arbitration shall be held in Monroe County, New York, shall be arbitrated by one person who shall be a businessman not active in the investment business, and final judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall be entitled to limited discovery, i.e., the deposition of no more than ten persons or firms. Arbitrable claims may be consolidated at the election of either party. In the event a final decision by the arbitrator is not rendered within nine months after commencement of arbitration proceedings, either party may at its election terminate the arbitration proceedings and elect to proceed through the applicable judicial system. In such case, paragraph (a) above shall also govern any such action. Any arbitration proceedings shall be private, and the parties shall maintain in confidence the fact of arbitration, the evidence presented and findings of the arbitration, except in each case (a) as may be required by law, or (b) to the extent necessary or desirable to prosecute, defend or enforce the arbitration proceedings or any other proceedings or actions which may be commenced or defended by one of the parties involving the other party or any other persons.

16. (a) EMPLOYEE understands and acknowledges that his/her employment under this Agreement may be terminated by M&N effective immediately without notice; or by EMPLOYEE, with or without cause, by giving thirty (30) days notice, in writing to M&N at the address first set forth above; provided, however, that the terms outlined in Paragraphs 5 through 15 shall remain in force, despite such termination of employment.

       (b) In the event that EMPLOYEE’S employment terminates, with or without cause, M&N shall have no obligation to EMPLOYEE, including payment of any compensation, except for salary earned to the date of termination. All unpaid commissions and other compensation will be forfeited.

17. Both during and following employment by M&N, EMPLOYEE shall not in any way or manner disparage M&N or its affiliates, its or their products, investment results or officers, directors or employees.

18. Notices hereunder shall be in writing to the other party and shall be given when delivered or mailed postpaid to the other party at the address first set forth above, or to such other address as each party shall have designated for such purpose.

19. EMPLOYEE represents and warrants that he/she is under no obligation nor subject to any restrictive covenant from any prior employer that would limit his/her ability to provide the services to M&N contemplated under the terms of this Agreement, and further that his/her acceptance of such duties will not breach the provisions of any contract, agreement, or understanding to which EMPLOYEE is a party or any duty owed by EMPLOYEE to any prior employer or other person.

20. None of the provisions of this Agreement shall be construed to prohibit or limit EMPLOYEE’S employment at an investment firm other than M&N, after termination.

21. EMPLOYEE acknowledges that this Agreement is a condition to being employed by M&N.

22. This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

September 9, 2011	/s/ James Mikolaichik
Date	Employee Signature

/s/ Michelle Thomas
Manning & Napier — Signature
Michelle Thomas
Corporate Secretary